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                                                                    Exhibit 99.1


Global Crossing, Softbank and Microsoft Establish Joint Venture Company To Build Telecom Network Providing Advanced Services Throughout Asia

       Global Crossing contributes its interest in Pacific Crossing 1 system; Softbank and Microsoft contribute $350 million and make $200 million capacity commitment.

       Will initially build $1.3 billion broadband East Asia Crossing network connected by Pacific Crossing 1 to U.S. and remainder of Global Crossing's worldwide network.

       Japan, China, Singapore, Hong Kong, Korea, Taiwan, the Philippines and Malaysia will be linked by East Asia Crossing's 17,700-kilometer undersea and terrestrial network.

       Will include terrestrial links and city rings as well as undersea cables; provide web hosting, e-commerce and other Internet services as well as low-cost telephony.

       HAMILTON, Bermuda, TOKYO and REDMOND, Wash., Sept. 8, 1999 -- Three global technology leaders, Global Crossing Ltd. (Nasdaq: GLBX - news), Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT - news) today announced they have established a new joint venture company called Asia Global Crossing that will provide advanced network-based telecommunications services to businesses and consumers throughout Asia in the years ahead. Global Crossing will be responsible for the management and operation of the network.

       The venture will initially construct a 17,700-kilometer terrestrial and undersea network called East Asia Crossing that will link Japan, China, Singapore, Hong Kong, Taiwan, South Korea, Malaysia and the Philippines with unique broadband functionality and connect these fast-growing markets to Global Crossing's worldwide fiber-optic network serving North America, Europe and South America.

        Asia Global Crossing plans to build high-capacity city rings and terrestrial systems linked with undersea cables to provide unprecedented global connectivity and give Asia access for the first time to a broadband, seamless global network offering an array of services, including state-of-the-art telehouses, web hosting, electronic commerce and other advanced services as well as low-cost, high-quality telephony in competition with local incumbent carriers.
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        Global Crossing will contribute to the venture its 57.75% share of
Pacific Crossing 1, a high-capacity, 21,000-kilometer trans-Pacific subsea loop with two landing stations in Japan and two landing stations on the U.S. West Coast that is expected to reach initial operating status within four months. Global Crossing will also contribute its development rights in East Asia Crossing. Softbank and Microsoft will each contribute $175 million in cash to Asia Global Crossing. In addition, Softbank and Microsoft have also committed to make a total of at least $200 million in Global Crossing Network capacity purchases over a three-year period, expected to be utilized primarily on the Pacific Crossing system and East Asia Crossing. Softbank and Microsoft have also agreed to use Asia Global Crossing's network in the region.

        Global Crossing will initially own 93% of Asia Global Crossing with Softbank and Microsoft each owning 3.5%. When the fair market value of Asia Global Crossing exceeds $5 billion, the ownership interest of Softbank and Microsoft will increase to a maximum of 19% each at a valuation of $7.5 billion and above.

          Global Crossing Vice Chairman Jack Scanlon will be CEO of Asia Global Crossing. Global Crossing will control a majority of seats on the Board of Directors of Asia Global Crossing.

          Asia Global Crossing will finance the East Asia Crossing network, which is expected to have capital costs of approximately $1.28 billion over the next two years, and its other future projects independently of its three partners. The partners currently intend to take Asia Global Crossing public and to bring in local partners as appropriate in certain countries.

          "As we target the enormous long-term market opportunity in Asia and look to complete the last major piece of our global network, the preeminent software company in the world and the largest Internet provider in Asia are the right partners for Global Crossing," said Gary Winnick, founder and co-chairman of Global Crossing. "Asia has half of the world's population and is the fastest growing region in the world, but its telecom infrastructure has not kept up. Together with Softbank and Microsoft, two dynamic competitors who share our focus on customers and on shareholder value, we intend to develop the region's most advanced backbone and ultimately to connect all of Asia to the Global Crossing network, offering these expanding markets access to a full range of sophisticated telecommunications services."

          East Asia Crossing will be built in two phases, forming interconnected rings totaling 17,700 kilometers. Phase One, a length of 10,200 kilometers, to be completed by year-end 2000, will link with Pacific Crossing 1 at a landing station in Japan and connect with Taiwan, Singapore, Hong Kong, Malaysia, and the Philippines. Phase Two, a length of 7,500 kilometers, to be completed by June 2001, will link Japan to two stations in China, one in South Korea and one in Taiwan. East Asia Crossing will feature a state-of-the-art undersea cable with four fiber pairs, offering 80 Gbps (gigabits per second) of initial capacity. The system is upgradeable to 1.2 Tbps (terabits per second) through dense wavelength division multiplexing (DWDM).
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          Pacific Crossing 1, which will also be operated by Asia Global
Crossing when it is completed, will link East Asia Crossing to the remainder of Global Crossing's global network, which will soon reach major business centers in the U.S., Europe, and Latin America.

          Beyond the initial installation of the East Asia Crossing network, Global Crossing, Microsoft and Softbank intend their joint venture to expand both subsea and terrestrial fiber optic buildouts throughout an area that extends west to include Thailand, and south to Indonesia. The venture will also pursue further buildouts of the network within key Asian cities.

          "This agreement brings Global Crossing into partnership in Asia with two of the most advanced and influential technology companies in the world," said Bob Annunziata, chief executive officer of Global Crossing. "Both have strong capabilities and a long-term approach to the market. We look forward to Asia Global Crossing receiving the benefit of their technological expertise. Together, we are well positioned to be Asia's premier supplier of data-centric products and services. We will aggressively pursue the same strategy Global Crossing is successfully employing elsewhere: city-to-city and then building-to-building in key markets."

          Said Steve Ballmer, president of Microsoft: "The future of our business and telecommunications is increasingly linked, and our interest in the telecom field is broad. Our strategy is to partner with providers who can provide the interconnectivity we need to deliver advanced broadband services and software. Asia provides one of the richest markets for us and yet is currently underserved in gaining access to the global telecommunications system. Global Crossing and Softbank have complementary capabilities that make them ideal partners for Microsoft in this critically important part of the world."

          "The Asian economy is moving rapidly into the Internet era, and Softbank has been at the forefront of this revolution," added Masayoshi Son, president and chief executive officer of Softbank Corporation. "A critical, enabling component of this new economy is access to massive bandwidth on a global basis. The "SpeedNet" joint-venture that we announced recently with Microsoft and TEPCO, the Tokyo Electric Power Company, will provide low cost, broadband access for major metropolitan areas, complementing the Asia Global Crossing venture which provides this capacity on a global basis. We are very pleased to be able to team with two market leaders -- Global Crossing and Microsoft -- to launch this exciting new venture."

          Goldman Sachs & Co. served as financial advisor to Microsoft and Softbank. Salomon Smith Barney Inc. served as financial advisor to Global Crossing.
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About Global Crossing

          Global Crossing is building and operating the world's most advanced global IP-based data-centric network, an end-to-end fiber optic platform for data, voice, video and Internet transmissions. The Global Crossing Network will span five continents and address 80 percent of the world's international traffic. A new unit of Global Crossing, Global Marine Systems Limited, possesses the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable kilometers. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles.

About Microsoft

          Founded in 1975, Microsoft is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

About Softbank

          Softbank Corporation has emerged as one of the world's leading Internet market forces. Through its ownership positions in more than 100 Internet companies and its unique Internet-zaibatsu management concept, it is able to create market synergies for its family of companies on a global scale. In Japan its activities encompass distribution, publishing, Internet media platforms, a broad range of e-commerce businesses, and joint ventures with companies such as Microsoft Corporation, Cisco, Yahoo! Inc., the Nasdaq Stockmarket, and many other market leaders. In the US, Softbank is the largest shareholder in leading Internet companies such as Yahoo! Inc., E*TRADE Group, Inc. and ZDNet, and in Europe has established Internet joint ventures with News Corp and Vivendi.

          Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.


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                      Investors and analysts may contact:
                      Jensen Chow
                      310/385-5283
                      E-mail: jchow@globalcrossing.com
                      Reporters and editors may contact:
                      Tom Goff
                      310/385-5231
                      E-mail: tgoff@globalcrossing.com